Exhibit 99.1

Dynatronics Announces Financial Results for Third Fiscal Quarter 2019

Cottonwood Heights, Utah (May 14, 2019) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its third fiscal quarter ended March 31, 2019.

Net sales for the quarter were $14.6 million, a decrease of $2.0 million, or 12.5 percent, compared to $16.6 million in the same period of the prior year. Gross profit for the quarter decreased $886,000, or 16.8 percent, to $4.4 million.

The lower revenue and gross profit were in-line with our expectations. Gross margin for the quarter was 30.3 percent, compared to 31.8 percent in the same period of the prior year. Consistent with last quarter, the decrease in gross margin was driven primarily by lower overall sales levels and by a larger portion of our products being sold through third-party distribution partners.

“We continue to transition the legacy business with a focus on cost-reductions and improved operating cash flow, while building our restorative products platform for longer-term success,” explained Dr. Christopher R. von Jako, CEO of Dynatronics. “We are confident that the steps we are taking will position us to capitalize on evolving market opportunities.”

Net loss for the quarter ended March 31, 2019 was approximately $563,000, an improvement from a net loss of $1.3 million for the quarter ended March 31, 2018. The decrease in net loss is primarily attributable to a decrease of $785,000 in severance expense, and approximately $853,000 of reduced operating expense driven by our initiatives to increase profitability. These decreases were partially offset by the $886,000 decrease in gross profit. These decreases were partially offset by the $886,000 decrease in gross profit.

“Our team continues to take decisive measures to manage the business for improved profitability and operating cash flow through this transitional period,” said Dr. von Jako. “Our cost reduction efforts have continued to be effective as evidenced by our ability to generate a positive $1.6 million in operating cash flow for the latest nine months.”

Conference Call

Dynatronics has scheduled a conference call for investors on May 14, 2019, at 8:30 AM ET. Those wishing to participate should call (844) 602-0380 (U.S./Canada callers) or (862) 298-0970 (international callers). A replay will be available by dialing (919) 882-2331, Pin 47756.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company's expectations and similar statements. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, competitive factors, inventory risks due to shifts in market demand, market demand for our products, and availability of financing at cost-effective rates. The contents of this press release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended June 30, 2018 which was filed on September 27, 2018.

The following is a summary of operating results for the quarter and nine months ended March 31, 2019 and 2018 and balance sheet highlights as of March 31, 2019 and June 30, 2018.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except share and per share amounts

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Net sales	$14,552	$16,634	$47,057	$47,513
Cost of sales	10,147	11,342	32,425	32,112
Gross profit	4,405	5,292	14,632	15,401

Selling, general, and admin. expenses	4,818	6,456	15,087	16,194
Other (expense) income, net	(118)	(113)	3	(271)
Loss before income taxes	(531)	(1,277)	(452)	(1,064)
Income tax provision	(32)	-	(237)	-
Net loss	(563)	(1,277)	(689)	(1,064)

Deemed dividend on convertible preferred stock and accretion of discount	-	-	-	(1,024)
Preferred stock dividend, cash	-	-	-	(105)
Convertible preferred stock dividend, in common stock	(197)	(191)	(586)	(578)
Net loss attributable to common stockholders	$(760)	$(1,468)	$(1,275)	$(2,771)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.09)	$(0.18)	$(0.16)	$(0.45)
Weighted-average common shares outstanding – basic and diluted	8,307,117	7,962,179	8,189,890	6,135,224

Balance Sheet Highlights
In thousands

	Mar. 31, 2019	June 30, 2018

Cash and cash equivalents	$414	$1,696
Trade accounts receivable	6,854	7,811
Inventories, net	11,219	10,988
Prepaid & other	772	927
Total current assets	$19,259	$21,422

Accounts payable	$4,249	$3,413
Accrued payroll and benefits expense	1,469	1,929
Accrued expenses	1,147	830
Other current liabilities	810	747
Line of credit	4,794	6,286
Current portion of acquisition holdback and earn-out liability	966	1,380
Total current liabilities	$13,435	$14,585

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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